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                                   FORM N-8A

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO   SECTION 8 (a) OF THE
                        INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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
      Name:  The Vantagepoint Funds

      Address of Principal Business Office:  777 North Capitol St., NE, Suite 600,
                                             Washington, D.C. 20002

      Telephone Number: (202)  962-4600


      Name and Address of Agent for Service of Process:  Paul Gallagher, 777 North
                   Capitol Street, NE, Suite 600, Washington, D.C. 20002

      Registrant is filing a Registration Statement pursuant to Section 8 (b) of the
      Investment Company Act of 1940 concurrently with the filing of Form N-8A:
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                        YES x
                            -

      Signature:
                  -------------------------
                  Paul Gallagher, Secretary